UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) May 7, 2004.

ANDRESMIN GOLD CORPORATION (Exact name of registrant as specified in its chapter)

Montana (State or other jurisdiction of incorporation	000-33057 (Commission File Number)	84-1365550 (IRS Employer Identification No.)

1450 – 409 Granville St., Vancouver, British Columbia, Canada (Address of principal executive offices)	V6C 1T2 (Zip Code)

Registrant's telephone number, including area code (604) 669-3707

Anton Dist. Inc. 16125 Shawbrooke Road SW., Calgary, Alberta, Canada, T2Y 3B3 (Former name or former address, if changed since last report)

ITEM 2.  ACQUISITION OF BUSINESS

On May 7, 2004, Anton Dist. Inc. (now named "Andresmin Gold Corporation") (the "Company"), Grupo Minero Internacional S.A.C. ("Grupo") and the shareholders of Grupo have entered into a letter agreement (the "Letter Agreement") whereby the shareholders of Grupo will transfer all of the issued and outstanding shares in the capital of Grupo and assign any loans owing from Grupo to the shareholders of Grupo to the Company in exchange for: (i) receiving US$230,000 in cash from the Company, which will be payable by the Company to the shareholders of Grupo in equal portions on the closing date, which will be June 10, 2004 (the "Closing Date"); and (ii) a 2.5% Net Smelter Royalty on all properties and mining rights currently owned by Grupo, which will be payable upon reaching commercial production in equal portions to the shareholders of Grupo.  The Letter Agreement is subject to the satisfactory due diligence conducted by the Company of Grupo.  In addition, the closing is subject to the condition precedent that the Company shall have raised US$230,000 prior to June 10, 2004 in order to have the funds available to complete the transaction contemplated on the Closing Date.  The Company, Grupo and the shareholders of Grupo intend to enter into a more formal share purchase agreement and other documents that more fully delineate and formalize the terms outlined in the Letter Agreement.  A copy of this Letter Agreement between the Company, Grupo and the shareholders of Grupo, dated May 7, 2004, is attached hereto as Exhibit 10.1.

About Grupo Minero Internacional S.A.C.

Grupo holds a 100% interest in 9 separate mineral exploration projects, encompassing a total of 16,400 hectares, in Peru.  The most noteable property is the Winicocha project which is located in Cusro department of Southern Peru.  Grupo recently acquired a 100% interest in Winicocha from Centromin, a State-owned company.

The Winicocha project has a gold production history dating back to the Spanish conquistadors, who first discovered and mined the ore from near surface gold veins. These veins occur within a large zone of argillic and silicic alteration which also hosts anomalous gold values, suggesting potential for a low-grade bulk tonnage gold deposit.  The Winicocha project encompasses over 8,500 hectares.

Other recent acquisitions by Grupo, of which the Company will own 100% upon completion of the Letter Agreement, from Centromin include the Huarangayoc gold polymetallic project, and the Pira project, a significant silver, lead, and zinc mineralization.  Both projects are located in the central region of the Cordillera Negra in the Ancash department of Peru.

Previous limited exploration by Centromin on the Huarangayoc property identified two mineralized systems.  Each of the known mineralized zones at Huarangayoc remains open for expansion.  A mapping and sampling program, followed by a drilling program, are scheduled to commence in June 2004.

Mineralization on the Pira property exists in four know veins, the most important being the Carmen vein, which has seen limited historical silver-lead-zinc ore production. Previous workings include five small adits progressing 219 meters along the Carmen vein.  Preliminary exploration by Centromin also suggests disseminated mineralization associated with a sub-volcanic dacite stock.  A mapping and sampling program will commence in July 2004.

In additional to the three aforementioned projects, Grupo owns six other highly prospective grassroots gold exploration projects which are strategically located in three of Peru’s historically rich mining provinces.  These projects all host old Spanish colonial workings, often associated with near surface high grade gold and silver mineralization, and there is strong alteration in the mineralized volcanics on each property.  A mapping and sampling program will commence on these projects in July 2004.

ITEM 5.  OTHER EVENTS

Effective May 10, 2004, Andresmin Gold Corporation (the "Company") (formerly named Anton Dist. Inc.) has by action of all the shareholders of the Company taken the following corporate actions: (i) effected a forward stock split on a basis of thirteen new shares for each old share; (ii) changed its name from Anton Dist. Inc. to "Andresmin Gold Corporation"; (iv) ratified the adoption of the Stock Option Plan adopted by the Company's Board of Directors on March 30, 2004; (v) elected Messrs. Len De Melt, Lance Larsen and Wayne D. Johnstone to serve as directors of the Company until the next annual meeting of the shareholders or until their successors shall have been elected and qualified; and (vi) ratified the selection of Moore Stephens Ellis Foster Ltd. as the independent public accountant for the Company for the fiscal year ending June 30, 2004.

Effective May 10, 2004, the Company, now called Andresmin Gold Corporation, will trade under the new symbol of "ASGC" and have the new CUSIP number 034422 10 5.

Pursuant to Form 8-K, General Instructions F, registrant hereby incorporates by reference the press release attached hereto as Exhibit 99.1.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

Exhibit No.	Description
Exhibit 10.1	Letter Agreement between the Company, Grupo and the shareholders of Grupo, dated May 7, 2004
Exhibit 99.1	Press Release dated May 10, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:

May 19, 2004

ANDRESMIN GOLD CORPORATION

By:

/s/ Lance Larsen

Name:

Lance Larsen

Title:

Director

EXHIBIT INDEX

Number	Exhibit	Sequential Page Number
10.1	Letter Agreement between the Company, Grupo and the shareholders of Grupo, dated May 7, 2004	6
99.1	Press Release dated May 10, 2004	10